Exhibit 5.1

April 29, 2026

Danaher Corporation

2200 Pennsylvania Avenue N.W., Suite 800W

Washington, D.C. 20037-1701

Re:	Floating Rate Senior Notes due 2028
3.250% Senior Notes due 2030
3.625% Senior Notes due 2034
4.000% Senior Notes due 2038

Ladies and Gentlemen:

We have acted as counsel for Danaher Corporation, a Delaware corporation (the “Company”), in connection with the issue and sale by the Company of €500,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2028 (the “Floating Rate Notes”), €750,000,000 aggregate principal amount of its 3.250% Senior Notes due 2030 (the “2030 Notes”), €750,000,000 aggregate principal amount of its 3.625% Senior Notes due 2034 (the “2034 Notes”) and €1,000,000,000 aggregate principal amount of its 4.000% Senior Notes due 2038 (the “2038 Notes” and, together with the Floating Rate Notes, the 2030 Notes and the 2034 Notes, the “Notes”) pursuant to an underwriting agreement dated April 22, 2026 (the “Underwriting Agreement”) among the Company and the several underwriters named therein. The Notes will be issued pursuant to that certain indenture dated December 11, 2007 (as amended to date, the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (formerly known as The Bank of New York Trust Company, N.A.) (the “Trustee”), as supplemented by a Sixth Supplemental Indenture of even date herewith (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) between the Company and the Trustee. The Notes will be subject to the Paying Agency Agreement (the “Paying Agency Agreement”), of even date herewith between the Company and The Bank of New York Mellon, London Branch, as paying agent, and the Floating Rate Notes will be subject to the Calculation Agency Agreement (the “Calculation Agency Agreement”), of even date herewith between the Company and The Bank of New York Mellon, London Branch, as calculation agent.

The Company filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-278426) under the Securities Act of 1933, as amended (the “Securities Act”), on April 1, 2024, including the prospectus dated April 1, 2024 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated April 22, 2026 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated April 22, 2026 (the “Prospectus Supplement”).

We have examined and relied upon (i) corporate or other proceedings of the Company regarding the authorization of the execution and delivery of the Indenture and the Underwriting

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Agreement and the issuance of the Notes, (ii) the Paying Agency Agreement, (iii) the Calculation Agency Agreement, (iv) the Registration Statement, (v) the Base Prospectus, (vi) the Preliminary Prospectus Supplement, (vii) the Prospectus Supplement, (viii) the Underwriting Agreement and (ix) the Indenture. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

In rendering the opinions set forth below, we have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed (i) the due execution and delivery, pursuant to due authorization, of the Indenture by the Trustee; (ii) that the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture; (iii) that the Indenture will be a valid and binding obligation of the Trustee; and (iv) that the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended. We have also assumed the due authentication of the Notes by the Trustee, and that at the time of the issuance and sale of the Notes, the Board of Directors of the Company (or any committee of such Board of Directors or any person acting pursuant to authority properly delegated to such person by the Board of Directors of the Company or any committee of such Board of Directors) has not taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Notes.

We have assumed for purposes of our opinions below that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of the Indenture or the Notes or, if any such authorization, approval, consent, action, notice or filing is required, it will have been duly obtained, taken, given or made and will be in full force and effect.

We express no opinion herein as to the laws of any jurisdiction other than the state laws of the State of New York and the General Corporation Law of the State of Delaware.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii)

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duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing, and (iv) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indenture or the Notes, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

We also express no opinion herein as to any provision of any agreement (i) that may be deemed to or construed to waive any right of the Company; (ii) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies; (iii) relating to the effect of invalidity or unenforceability of any provision of any agreement on the validity or enforceability of any other provision thereof; (iv) that is in violation of public policy; (v) relating to indemnification and contribution with respect to securities law matters; (vi) that provides that the terms of any agreement may not be waived or modified except in writing; (vii) purporting to indemnify any person against his, her or its own negligence or intentional misconduct; (viii) requiring the payment of penalties, consequential damages or liquidated damages or (ix) relating to choice of law or consent to jurisdiction.

On the basis of, and subject to, the foregoing, we are of the opinion that when the Notes have been duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor in accordance with the terms of the Underwriting Agreement duly approved by the Company, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons

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whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

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Very truly yours,

/s/ WILMER CUTLER PICKERING HALE AND DORR LLP

WILMER CUTLER PICKERING
HALE AND DORR LLP